Exhibit 10.47

Employment Arrangement with H. KatherineWhite

H. Katherine White will retire from her position as the Vice President, General Counsel and Secretary of Sealed Air Corporation (the “Company”) effective March 31, 2013.

In connection with her retirement, Ms. White will enter into an employment agreement with the Company for a one year term effective April 1, 2013 to assist with the transition process. Under the terms of such agreement, Ms. White will be employed on a part time basis at an annual base salary of $100,000. The agreement will be terminable by either Ms. White or the Company upon 30 days’ prior written notice. The agreement will provide that Ms. White will be considered to have retired from employment on March 31, 2013 for the purposes of her 2011-2013 and 2012-2014 performance share unit awards. Upon termination of her employment, the Company’s management will agree to recommend to the Organization and Compensation Committee of the Company’s Board of Directors that the Committee waive the forfeiture of an award of 7,500 shares of restricted stock that was granted to Ms. White in March 2011, unless she is terminated for cause.